EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PARKS! AMERICA INC.,

AGGIELAND-PARKS, INC.

AND

AGGIELAND SAFARI, LLC

FERRILL CREEK RANCH, LLC

VERNELL INVESTMENTS, LLC

DATED AS OF APRIL 27, 2020

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 27, 2020, by and among AggieLand-Parks, Inc., a Texas corporation (“Buyer”), a wholly owned subsidiary of Parks! America, Inc., a Nevada corporation (“Parks”), Aggieland Safari, LLC, a Texas limited liability company (“Aggieland”) and Ferrill Creek Ranch LLC (“FCR”) and Vernell Investments, LLC (“Vernell”) (Vernell, Aggieland and FCR, together, are referred to herein as the “Seller” or the “Sellers”).

RECITALS

A. Aggieland owns and operates a wild animal theme park commonly known as Aggieland Safari Adventure Zoo and Safari Park located in Bryan, Texas (the “Park”).

B.FCR owns the real property on which the Park is situated.

C.Vernell owns certain mineral rights on such real property (the "Mineral Rights").

D.Subject to the terms and conditions hereinafter set forth, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Park and the real property more specifically referred to herein as the Acquired Assets and the Assumed Liabilities.

E.Capitalized terms used herein but not otherwise defined in the context where they are introduced shall have the meanings ascribed to them in Article X.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth in this Agreement, the mutual benefits to be gained by the performance of such agreements, covenants and other premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, the parties agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale.

(a)On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase, and Seller shall sell, convey, assign, transfer and deliver, free and clear of all Indebtedness and Liens (except for any Permitted Liens), by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of Seller’s right, title and interest as of the Closing Date in the Acquired Assets.

1.2 Acquired Assets. The term “Acquired Assets” means the real property owned by FCR comprising approximately 450 acres and the Mineral Rights owned by Vernell, in both cases located at 18075 FM 974, Bryon, Texas 77808 such real property including but not limited to all of FCR’s right, title, and interest in easements, rights of way, and appurtenances related thereto and all of the buildings, structures, improvements, and fixtures located thereon (the “Real Property”) and all of the assets, properties, goodwill and rights that are owned, leased or licensed by Aggieland on the Closing Date and used, held for use or intended to be used in the operation or conduct of the Business, of whatever kind and nature, real, personal or mixed, tangible or intangible, other than the Excluded Assets, including the following (collectively with the Real Property, the “Acquired Assets”):

(a)the Business as a going concern;

(b)a 100% interest in the Mineral Rights owned by Vernell and located on the Real Property to be acquired from Vernell as further specified in the Mineral Rights Agreement dated the date hereof (the “Mineral Rights Agreement”);

(c)all deposits, credits, deferred charges, prepayments, prepaid expenses and other prepaid assets;

(d)all accounts receivable, notes receivable and other amounts receivable from third parties;

(e)all inventories, components, spare parts, office supplies, packaging materials, , and all other materials and supplies, furniture, fixtures, machinery, rides, equipment, tools, maintenance parts, computers, point of sale equipment, phones and all other tangible items of personal property, wherever located, owned or leased by Aggieland on the Closing Date and used or held for the operation of the Business (“Personal Property”);

(f)the Animal Inventory identified on Section 0 of the Disclosure Schedule;

(g)all rights (including rights in respect of non-performance or breach) under Contracts to which Seller is a party or by which Seller is bound that relate to the Business or to which any of the Acquired Assets are subject and all outstanding offers and solicitations made by or to Seller to enter into any Contract, other than any Excluded Contract (collectively, the “Purchased Contracts”);

(h)all rights, claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature (including rights against suppliers under warranties covering any Inventory or Personal Property);

(i)all Intellectual Property and interests therein any goodwill and rights (including the right to sue and recover damages, attorneys’ fees and costs for past infringement) associated with the Intellectual Property;

(j)all photographs, motion pictures and videos used in the marketing and promotion of the Business (including all historical photographs of the Real Property), (ii) all lists of customers; and (iii) all other lists, files and marketing and promotion materials used for the Business;

(k)all insurance, warranty and condemnation net proceeds received before or after the Closing Date with respect to damage, non-conformance of or loss to any of the Acquired Assets;

(l)except as provided in Section 0 below, all books, records, ledgers, files documents, mail, correspondence, lists, studies and reports and other printed or written materials (including all advertising, marketing and promotional materials), in each case, whether evidenced in writing, electronic data or otherwise and whether used internally or externally;

(m)those other assets identified or described on Section 0 of the Disclosure Schedule; and

(n)all goodwill of the Business.

1.3 Excluded Assets. The Acquired Assets shall not include any of the following assets of the Seller (the “Excluded Assets”):

(a)all rights existing under each Contract set forth on Schedule 0, and any other Contract that is not a Purchased Contract (collectively, the “Excluded Contracts”);

(b)all bank accounts of the Seller;

(c)any employee benefit plan of any kind sponsored, maintained or contributed to by Seller; and

(d)all rights of Seller under this Agreement and under all ancillary documents related to this Agreement.

1.4 Assumed Liabilities; Excluded Liabilities.

(a)From and after the Closing, Buyer shall assume as of the Closing only the specific Liabilities of Seller listed in Schedule 1.4(a) (the “Assumed Liabilities).

(b)Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any Schedule or exhibit hereto, other than the Assumed Liabilities explicitly set forth in Section 0, Buyer will not assume or be liable for any Liability of any kind or nature whatsoever of Seller, including, but not limited to, the following: (i) those Liabilities not specifically described in Section 0 hereof, (ii) those Liabilities arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date, (iii) those Liabilities resulting from, arising out of, relating to, in the nature of, or caused by (A) Taxes of any kind or nature whatsoever(including Taxes relating to all payments relating to wages, bonuses and all other forms of compensation made to the Transferred Seller Employees prior to the Closing Date), (B) Indebtedness, (C) any Excluded Asset or Excluded Contract or any intercompany payable or intercompany Liability of any kind or nature or any obligation with respect to any outstanding checks, (D) any breach of contract, breach of warranty or product liability, tort, infringement, violation of law or environmental, health or safety matter (including any asbestos-related or drilling/fracking related Liability), warranty claim or other matter, including any third-party claim under a theory of fraudulent conveyance, inadequate consideration or preferential transfer, (E) any litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring or existing on or prior to the Closing Date or (F) any employee of Seller prior to the Closing Date, former employee(s) or retiree(s) (or any dependents or beneficiaries thereof), or any benefit plan of any kind or nature sponsored, maintained or contributed to by Seller, (iv) Seller’s Liabilities under this Agreement, the Disclosure Schedules attached hereto, ancillary documents related to this Agreement, (v) any accounts payable, accrued expenses or other current Liabilities, arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date (vi) any Liabilities for workers’ compensation benefits, severance pay, vacation pay, sick pay, salary, bonuses (including bonuses paid pursuant to long-term retention arrangements or agreements or executive bonus plans), commission payments, long-term retention bonuses, reimbursable expenses or other payments or obligations of any kind owed or promised to any and employee of Seller or (vii) any Liabilities described or set forth on Schedule 00 attached hereto (in each case with respect to any of the matters described in this Section 0, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, whether related to the Business or the Acquired Assets, and regardless of when or by whom asserted) (collectively, the “Excluded Liabilities”).

(c)Allocation of Real Property Taxes. Seller shall be obligated to pay all real property taxes assessed on the Real Property for the year ended December 31, 2019 (acknowledged to be unpaid prior to Closing) and Seller shall pay its share of real property taxes on the Real Property allocable to Seller for the period beginning January 1, 2020 and extending through the date of the Closing. The foregoing real property tax amounts shall be agreed upon by the parties and deducted from the cash portion of the Purchase Price at Closing.

1.5 Purchase Price.

(a)The total purchase price (the “Purchase Price”) to be paid by Buyer shall be equal to Seven Million Dollars ($7,125,000.00), payable on the Closing Date (as defined below) as follows:

(i)Buyer shall pay to Seller, in immediately available funds, Six Million Fifty Thousand Dollars ($6,050,000) as adjusted as required in this Agreement [Section 1.4(c)] (the “Cash Consideration”);

(ii)Buyer shall deposit Two Hundred Thousand Dollars ($200,000) (the “Escrow Amount”) in an escrow account maintained by Southland Title for up to twenty-four (24) months to satisfy any claim against the Buyer or the Assets covered by this Agreement arising from the claim of Thomas Barret Lyne, Jr. as stated in his Complaint against Wallace S. Phillips, IV, Ferrill Creek Ranch, LLC and Aggieland Safari, LLC: Cause # 20- 000822-CV-361 District Court of Brazos County, Texas, filed on 3/20/2020 (the “Lyne Claim”). The escrow deposit shall be governed by the terms and conditions of an escrow agreement (the “Escrow Agreement”), such Escrow Agreement to be in a form and substance as agreed to by the Parties.

(iii)Buyer shall execute and deliver to Seller a secured promissory note (the “Note”) in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) without interest. The Note shall represent a deferred payment and shall have maturity date of June 30, 2021 and shall be secured by a second priority subordinated lien and security interest in Buyer’s Mineral Rights and a first priority lien in Buyer's interest in the animals (the “Security Interest”). The Note shall be in a form reasonably agreeable to the Parties.

(b)As contemplated by the Letter of Intent and as subsequently agreed to by the parties, Buyer has delivered a non-refundable cash payment of $125,000.00 (the “Operating Expense Payment.”). This amount shall be considered a partial pre-payment of the Purchase Price.

(c)At the option of First Financial Bank, N.A. (“Bank”), the Bank may fund the repayment of its own loan to Seller at Closing using a portion of the Purchase Price otherwise payable to Seller. In addition, Buyer shall pay directly at closing the amount owed to the parties specified in Schedule 2.8 as being scheduled for payment at Closing and such amount shall be deducted from the Cash Consideration.

1.6 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated in accordance with the allocations and methodologies specified in Schedule 0 (the “Allocation Schedule”). Seller and Buyer shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the allocation of the Purchase Price pursuant to the Allocation Schedule.

1.7 Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of PDF copies of fully executed documents followed by the exchange by air courier of signature pages, commencing at 10:00 a.m. on the first business day following the satisfaction or waiver of each of the conditions set forth in Article V hereof or at such other place or on such other date as may be mutually agreeable to Buyer and Seller. Respective counsel for the Buyer and Seller shall manage the exchange of executed documents at Closing. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date.

1.8 Financing Contingency. Buyer and Seller expressly acknowledge and agree that Buyer’s obligations to pay the Purchase Price and otherwise consummate the transactions contemplated hereby are fully conditioned upon Buyer’s obtaining financing from the Bank in an amount not less than Five Million Dollars ($5,000,000) to be advanced at Closing.

1.9 Mineral Rights Contingency. Buyer and Seller agree that the Closing of the transactions contemplated in this Agreement are contingent upon there also being a simultaneous closing of the Mineral Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule furnished to Buyer specifically identifying the corresponding numbered section of this Agreement, each of the Sellers hereby jointly and severally represents and warrants to Buyer and Parks as of the date of this Agreement and as of the Closing Date, as follows:

2.1 Organization of Seller.

Aggieland is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. FCR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Vernell is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Aggieland, Vernell and FCR each have all company power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted. Aggieland, Vernell and FCR are duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. Each such jurisdiction in which Seller is so qualified or licensed and is in good standing is set forth in Section 2.1 of the Disclosure Schedule. Section 2.1 of the Disclosure Schedule lists the Members, manager, directors and officers of Aggieland, Vernell and FCR as of the date hereof. All of the employees and assets of each Seller are in Texas.

2.2 Subsidiaries. None of the Sellers has and has never had any Subsidiaries

2.3 Authority.

(a)Each Seller has all company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller and no further company action is required on the part of a Seller to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. Seller’s managers and members have approved and declared the advisability of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby. Prior to the Closing, by valid action by member and manager written consent, in accordance with Texas Law, the members of each Seller will approve and adopt this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, such consent constituting all required approvals of members of any class or series thereof. This Agreement and each of the Related Agreements to which a Seller is a party have been duly executed and delivered by each Seller and constitute the valid and binding obligations of each Seller enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Section 0 of the Disclosure Schedule is a true and complete list of (i) all of the Aggieland Members, (ii) all of the FCR Members and (iii) all of the Vernell Members. The Aggieland Members identified on Section 0 of the Disclosure Schedule constitute one hundred percent (100%) of the outstanding ownership interests of Aggieland. The FCR Members identified in Section 2.3 of the Disclosure Schedule constitute one hundred percent (100%) of the outstanding ownership interest of FCR. The Vernell Members identified in Section 2.3 of the Disclosure Schedule constitute one hundred percent (100%) of the outstanding ownership interest of Vernell.

2.4 No Conflict. Assuming receipt of the Required Consents, the execution, delivery and performance by each Seller of this Agreement and any Related Agreement to which a Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a “Conflict”) (i) any provision of the Seller's Charter Documents, (ii) any resolution adopted by the managers or members of Seller, (iii) Contract, or (iv) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties (whether tangible or intangible) or assets.

2.5 Consents. Except as set forth in Section 2.5 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing (each, a “Required Consent”) with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), or any other third party, is required by, or with respect to, a Seller in connection with the execution and delivery of this Agreement and any Related Agreement to which a Seller is a party or the consummation of the transactions contemplated hereby and thereby.

2.6 Aggieland/FCR Financial Statements.

(a)Aggieland and FCR have previously delivered to Buyer (i) audited combined balance sheets and the related combined statements of operations, cash flow and members’ equity for the period ending December 31, 2019, with the corresponding accountants’ report from (the “Year-End Financials”), and (ii) an unaudited combined balance sheet as of a March 31, 2020 (the “Balance Sheet Date”), and the related combined statement of operations, cash flow and members’ equity for the three months then ended (the “Interim Financials”). Except as set forth in Section 0 of the Disclosure Schedule, the Year-End Financials and the Interim Financials (collectively, the “Financials”) are true, correct and complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials provided by Seller to Buyer present fairly Seller’s combined financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. Seller’s unaudited combined balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)Neither Seller, nor any member, manager, director, officer, employee, auditor, accountant or representative of Seller, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller, or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices.

2.7 Internal Controls. Seller maintains, and has maintained, accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

2.8 No Undisclosed Liabilities.

(a)To the actual present knowledge of Seller, and except as set forth in Section 0 of the Disclosure Schedule, (i) Seller has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and (ii) to the Knowledge of Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability, which, individually or in the aggregate, in the case of clause (i) or (ii) of this Section 0 (a) has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected), or (b) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof.

(b)Schedule 2.8 represents all of the unpaid payables of Seller as of the Closing Date. At Closing, Seller shall pay such payables to the parties listed in Schedule 2.8 as are indicated in Schedule 2.8 and provide confirmation of such payment to Buyer. The amount to be paid to FCR shall be released by FCR at closing

(c)Any amount paid by Buyer following the Closing to a creditor of Seller listed in Schedule 2.8 or not disclosed to Buyer as required by this Section shall reduce the principal amount payable under the Note dollar-for-dollar. Any costs incurred by Buyer to litigate or settle amounts owed by Seller to third parties following Closing also shall be applied against the principal amount payable under the Note dollar-for-dollar. For purposes hereof, Buyer agrees that it shall provide to Seller notice and an opportunity to cure such non-payment. Buyer shall provide Seller with not less than 15 days notice prior to paying a claim and Seller shall have up to 30 days following delivery of such notice to cure the non-payment.

2.9 No Changes. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, Aggieland has operated the Business only in the ordinary course and there has not been, occurred or arisen any material change in the physical assets of the Business.

2.10 Accounts Receivable.

(a)Section 2.10 of the Disclosure Schedule lists all accounts receivable of Seller as of the Balance Sheet Date, together with an aging Schedule indicating a range of days elapsed since invoice.

(b)Subject to any reserves set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of Seller (which are prepared in accordance with GAAP consistently applied), all of the accounts receivable of Seller are (i) valid and genuine and have arisen solely out of bona fide sales, licenses, performances of services and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, (ii) are not subject to any Lien, and (iii) are not subject to valid defenses, set-offs or counter-claims. No request or agreement for a deduction or discount has been made with respect to any accounts receivable of Seller.

2.11 Tax Matters.

(a)There are no pending sales, use or other tax disputes relating to the Acquired Assets or the Business, including the nature and amount of the controversy, the respective positions of the parties as to any material amounts claimed to be due thereunder, and the current status thereof.

(b)Seller has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign.

(c)No claim or investigation is pending, or to Seller’s Knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller, with respect to the Business, has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction other than those jurisdictions in which Seller has filed and paid taxes nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(d)There is no liability for sales or transfer tax with respect to the Acquired Assets which accrues to Buyer as a result of the transfer of the Acquired Assets to Buyer or the consummation of the transactions contemplated hereby, except such taxes as will be paid by Seller pursuant to the terms hereof.

2.12 Real Property; Condition of Equipment; Attendance.

(a)Section 2.120 of the Disclosure Schedule contains a true and correct list of each parcel of the Real Property. FCR and Vernell have good and marketable title to the Real Property and Mineral Rights, respectively, in each case free and clear of all liens and encumbrances, other than Permitted Liens.

(b)Dr. Lauren_Brady is on the staff of Aggieland and is a board certified veterinarian. Dr. Brady has provided Buyer with a list of her supplies and equipment that are on site at the Park.

(c)There are no leases affecting the Real Property.

(d)BUYER IS TAKING THE PERSONAL PROPERTY AND EQUIPMENT OF AGGIELAND IN AN ARM’S-LENGTH AGREEMENT BETWEEN THE PARTIES. THE CONSIDERATION WAS BARGAINED ON THE BASIS OF AN “AS IS, WHERE IS” TRANSACTION AND REFLECTS THE AGREEMENT OF THE PARTIES THAT THERE ARE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE CONDITION OF SUCH PERSONAL PROPERTY OR EQUIPMENT EXCEPT THOSE CONTAINED IN THE DEED, AND THE OTHER CLOSING DOCUMENTS. BUYER HAS NOT RELIED ON ANY INFORMATION OTHER THAN BUYER’S INSPECTION. Notwithstanding the foregoing, Aggieland has included in the Disclosure Schedule Section 2.12 a list of animals under medical treatment and a brief description of the medical issue.

(e)[ENVIRONMENATL DISCLAIMER DELETED].

(f)Aggieland, Vernell and FCR, in each case, has good and valid title to all of their respective tangible properties and assets (tangible or intangible), real, personal and mixed, used or held for use in the Business, free and clear of any Liens. Together, Aggieland, Vernell and FCR have good and valid title to all assets used in the Business.

(g)Seller has provided to Buyer all existing title reports, environmental reports, abstracts, searches, surveys, and previously issued title insurance policies with respect to the Real Property (the “Title Documents.”)

(h)Section 2.12 of the Disclosure Schedule lists all material items of the Personal Property owned or leased by Seller, and such Personal Property is (i) adequate for the conduct of the Business of Aggieland as currently conducted.

(i)Schedule 2.12(h) of the Disclosure Schedule accurately sets forth the attendance at the Business during the ten months ended March 31, 2020.

2.13 Intellectual Property.

(a)“Intellectual Property” means: means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks and service marks, and pending trademark and service mark registration applications, including intent-to-use registration applications; (iii) registered and unregistered copyrights, and applications for registration thereof; (iv) Internet domain names; and (v) any other trade secrets, confidential or proprietary information related to the Business.

(b)Excluding third-party software and market data generally commercially available, Seller owns or otherwise has the right to use all Intellectual Property that is used in, and is material to, the operation and conduct of the Business as currently conducted.

(c)Seller has taken all steps necessary to maintain and protect Seller’s right, title and interest in and to such Intellectual Property.

(d)Seller has not received any written notice from any Person or given any written notice to any Person alleging that any other Person is infringing upon or otherwise violating the rights of Seller in and to such Intellectual Property. To the knowledge of Seller, no Person is infringing upon or otherwise violating the rights of Seller in and to such Intellectual Property.

(e)Seller has received any written notice from any Person alleging that the conduct of the business as currently conducted by it infringes upon or otherwise violates the proprietary rights of such Person or any other Person. To the Knowledge of Seller, the conduct of the Business currently does not infringe upon or otherwise violate the proprietary rights of any other Person.

2.14 Material Contracts. Section 0 of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each of the following contracts, including any and all amendments or restatements thereto (each a “Material Contract”) to which a Seller is a party or which bind or affect the Business or the Acquired Assets including full and accurate summaries of the material terms and conditions of any and all oral Contracts:

(a)any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments related to the Business in excess of $10,000.00, including any and all purchase orders; or (B) give rise to anticipated receipts by the counterparty to the Contract of more than $10,000.00 in any calendar year, in each case that cannot be terminated on more than 90 days’ notice without payment of a penalty in excess of $10,000.00;

(b)any Contract involving relating to the Business to sell Products or services pursuant to which the aggregate payments to become due exceeds $10,000.00 annually, including but not limited to any Contract for concessionaire ore similar services;

(c)any Contract appointing any agent to act on behalf of the Seller with respect to the Business or any power of attorney;

(d)any option, license, franchise or similar Contract;

(e)any employment, severance, retention, change in control or similar Contract with any current or former manager, director, officer or employee;

(f)any Contract with a Governmental Authority;

(g)any Contract containing provisions that limit the ability of the Business to compete in any business or with any Person or in any geographic area;

(h)any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(i)any Contract for the exhibition or use of animals in connection with the Business; and

(j)any Contract that relates to Indebtedness having an outstanding principal amount in excess of $10,000.00 in connection with which the aggregate actual contingent obligations of Seller under such contract are greater than $10,000.00.

(k)Each Material Contract is valid and binding on Seller and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. Seller and, to the Knowledge of Seller, each other party to each Material Contract, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

2.15 Interested Party Transactions. Except as disclosed on Section 0 of the Disclosure Schedule, no Member, manager, employee, officer, member or director of Seller (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is indebted to Sellers, and Seller is not indebted to any manager, employee, officer, member or director of Seller (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest).

2.16 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which Seller currently operates or holds any interest in any of its properties or (ii) which is required for the operation of Seller’s Business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Seller Authorizations”) has been issued or granted to Seller. Section 0 of the Disclosure Schedule lists all of the Seller Authorizations necessary for the display, exhibition and/or use of animals in the Business. Seller Authorizations are in full force and effect and constitute all Seller Authorizations required to permit Seller to operate or conduct their business as currently conducted or hold any interest in their properties or assets. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under Seller Authorizations. None of Seller Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.17 Litigation. With the exception of claims that will be paid with the proceeds of the sale from this transaction and with the exception of the Lyne Claim, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Seller, threatened against Seller, its properties (tangible or intangible) or any of its members, managers, officers or directors in their capacities as such, nor, to the Knowledge of Seller, is there any reasonable basis therefor. There is no investigation pending or, to the Knowledge of Seller, threatened against Seller, any of its assets (tangible or intangible) or any of its members, managers, officers or directors by or before any Governmental Entity, nor, to the Knowledge of Seller, is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of Seller to conduct their operations as presently or previously conducted or as presently contemplated to be conducted.

2.18 Reserved.

2.19 Environmental Matters. Except for materials used in the ordinary course of the business of operating the Business and caring for the animals, Seller has not generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any leased real property nor on any other property on which Seller has conducted its business and, to the Knowledge of Seller, no Hazardous Materials has been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Real Property or on any other property on which Seller have conducted the Business, in each case, except (i) in compliance with Environmental Laws, and (ii) in a manner that would not give rise to any Environmental Claim or to any other liability or obligations under Environmental Laws. Seller is and has been in compliance with Environmental Laws with respect to the conduct of the Business. There are no pending or, to the Knowledge of Seller, threatened Environmental Claims against Seller.

2.20 Brokers’ and Finders’ Fees. Except as set forth in Section 0 of the Disclosure Schedule, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.21 Employee Matters and Compensation.

(a)Seller does not maintain any employee benefit plans, including retirement or health and has no employment agreements with employees.

(b)COBRA. Seller has, prior to the Closing Date, complied with COBRA. Seller does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension.

(c)Employment Matters. To the Knowledge of Seller, Seller is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or, to the Knowledge of Seller, threatened or reasonably anticipated against Seller or any of their Employees relating to any Employee, Employee Agreement or Seller Employee Plan (other than claims for benefits). There are no pending or threatened or reasonably anticipated claims or actions against Seller or any Seller trustee under any worker’s compensation policy or long term disability policy. The services provided by each of Seller’s Employees is terminable at the will of Seller. Section 0 of the Disclosure Schedule lists all liabilities of Seller to any Employee that result or would result as a result of the consummation of the transactions set forth herein and lists any severance or change of control agreements between Seller and any employee. Seller does not have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(d)Labor. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller. Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(e)No Interference or Conflict. No Member, owner, director, officer, Employee or consultant of Seller or any of its Affiliates is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Seller or any of its Affiliates or that would interfere with Seller’s business. To the Knowledge of Seller, neither the execution nor delivery of this Agreement, nor the carrying on of Seller’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of Seller’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.22 Insurance. Section 0 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, managers, members employees, officers and directors of Seller, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Seller has not ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.23 Compliance with Laws. To the Knowledge of Seller, Seller has complied with, is not in violation of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the operation of the Business.

2.24 Animal Welfare Matters. To the actual current knowledge of Seller, Seller is in compliance with and has not violated the terms and provisions of applicable Laws relating to animal welfare, protection, treatment or cruelty (“Animal Welfare Laws”). Seller has not been the subject of any action or investigation relating to its compliance with or violation of any Animal Welfare Laws and to the Seller’s Knowledge no such action or investigation has been threatened. Except as disclosed in the Disclosure Schedules, Seller and it facilities have not been subject to any picketing, demonstrations or other acts of protest and, to Seller’s Knowledge, no such picketing, demonstrations or other acts of protest have been threatened.

2.25 Deleted.

2.26 Deleted.

2.27 Foreign Corrupt Practices Act. Seller (including any of its members, officers, directors, managers, employees and others acting on behalf of Seller) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.28 Complete Copies of Materials. Seller has delivered to Buyer or made available to Buyer true and complete copies of each document identified in the Disclosure Schedule.

2.29 Representations Complete. To the Knowledge of Seller, none of the representations or warranties made by Seller (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, Schedule or certificate furnished by Seller pursuant to this Agreement, taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARKS

Buyer and Parks hereby represent and warrant to Seller as follows:

3.1 Organization, Standing and Power. Parks is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

3.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Conflicts. The execution and delivery of this Agreement and any Related Agreement to which Buyer is a party do not, and the consummation of the transactions contemplated hereby will not result in any Conflict with (i) any provision of the articles of incorporation or bylaws of Buyer, as amended, (ii) any resolution adopted by the board of directors of Buyer, (iii) any material Contract of Buyer, or (iv) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties (whether tangible or intangible) or assets.

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer or Parks is a party or the consummation of the transactions contemplated hereby and thereby.

3.5 Brokers’ and Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or its authorized to act on behalf of such Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV

AGREEMENTS PRIOR TO CLOSING

4.1 Covenants of Seller. Prior to the Closing, unless Buyer otherwise agrees in writing, Seller shall:

(a)keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to the Business and the Acquired Assets and maintain in full force and effect the existence of all of the Proprietary Rights related to the Business;

(b)use its reasonable efforts to keep the Business’ organization and properties intact, including its present business operations, physical facilities, working conditions and its present relationships with lessors, licensors, suppliers and customers and others having business relations with the Business, and promote the smooth transition of the Business to Buyer, recognizing that the Park was subject to a State of Texas-wide shelter in place order forcing its closure prior to the time of Closing;

(c)promptly (once Seller obtains Knowledge thereof) inform Buyer in writing of any breach of the representations and warranties contained in Article II hereof or any breach of any covenant hereunder by Seller;

(d)comply with all material legal requirements and contractual Liabilities applicable to the operations of the Business and pay all applicable Taxes with respect thereto when due and payable;

(e)cooperate with Buyer, use commercially reasonable efforts and take such actions to cause the conditions to Buyer’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); provided that notwithstanding the foregoing, Seller will provide copies of all documentation necessary to comply with this Section 4.1 to Buyer for its review and approval prior to submitting such documentation to the appropriate Persons;

(f)confer on a regular and reasonable basis with representatives of Buyer to report on operational matters and the general status of ongoing operations of the Business;

(g)provide, and cause its managers officers, directors, employees, attorneys, accountants and other agents to provide, Buyer and its accounting, legal, funding sources and other representatives full and complete access at all reasonable times to the Business’ directors, officers, personnel, suppliers, consultants, attorneys, accountants and facilities and to business, financial, legal, accounting, regulatory, tax, compensation and other data and information concerning the Business; and

(h)not take any action (or agree or commit to take any action) that, if taken prior to the date of this Agreement, would require disclosure under Section 0 or otherwise constitute a breach thereof as of the Closing Date.

4.2 Covenants of Buyer.

(a)Prior to the Closing, Buyer shall:

(i)promptly (once Buyer obtains actual knowledge thereof) inform Seller in writing of any breaches of the representations and warranties contained in Article III or any breach of any covenant hereunder by Buyer; and

(ii)cooperate with Seller and use its commercially reasonable efforts to cause the conditions to Seller’s obligation to close to be satisfied.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Non-Competition Agreement of Wallace Phillips. At Closing, Wallace S. Phillips, IV shall execute and deliver to Buyer a an agreement pursuant to which he agrees not to compete, directly or indirectly, with the Business of the Park in the State of Texas for a period of five (5) years following the Closing Date (the “Phillips Non-Compete”). For this purpose, the restricted Business shall not include the breeding of animals for sale or the hosting/guiding of wild game hunts. The Phillips Non-Compete shall be in a form reasonably acceptable to Buyer and Mr. Phillips.

5.2 Buyer will honor tickets to the Park sold by Aggieland prior to Closing.

5.3 Public Disclosure. No party shall issue any press release, statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other party. Notwithstanding the foregoing, Buyer may make any public disclosure it believes in good faith is required by applicable law; provided, however, that prior to making such disclosures the non-disclosing party shall have the right to review such disclosure. The parties agree that this Agreement will be filed as an exhibit to a Report on Form 8-K to be filed with the Securities and Exchange Commission by Parks (the "SEC") within three days after its execution. As a result, this Agreement shall become a public document. In addition, Parks may file Related Agreements with the SEC if they are deemed by Parks to be material. Such filings with the SEC by Parks shall be made by Parks in its discretion in order to comply with applicable securities laws and shall not be reviewable by Seller.

5.4 Manager and Member Approval. Each of the Sellers will use commercially reasonable efforts to either convene and hold a meeting of their members for the purpose of obtaining Seller Member Approval or obtain and deliver written consents (which may be by proxy) from the members constituting Seller Member Approval in accordance with Texas Law setting forth the unanimous approval of this Agreement and the transactions contemplated hereby by the Members. For clarity, there shall be at Closing a Seller Member Approval for each of Aggieland, Vernell and FCR.

5.5 Acquisition Proposals.

(a)From the date hereof until the Closing Date, Seller shall not authorize nor shall it authorize or permit any officer, director, employee, representative or agent of Seller (including, without limitation, any investment banker, financial advisor, attorney, accountant, or other advisor, agent or representative retained by Seller) to, directly or indirectly, (i) solicit, initiate, encourage, or induce or take any other action to in any way facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (ii) engage in or otherwise participate in any negotiations or discussions concerning, provide any information to, or cooperate in any way with, any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any agreement, agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it is a party.

(b)In addition to the obligations of Seller set forth in Sections 5.5(a), as promptly as practicable (and in any event within one Business Day) after receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry relating in any way to any Acquisition Proposal, Seller shall provide Buyer with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making such Acquisition Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Acquisition Proposal, request, or inquiry. In addition, Seller shall provide Buyer as promptly as practicable (and in any event within one Business Day) with all information as is reasonably necessary to keep Buyer fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Acquisition Proposal, request or inquiry, and shall provide, as promptly as practicable, to Buyer a copy of all material written materials (including material written materials provided by email or other electronic format) provided by the or to Seller, in connection with such Acquisition Proposal, request or inquiry.

5.6 Consents. Seller shall obtain prior to the date of this Agreement, all Required Consents, including consents of third parties to agreements of Seller that Buyer wishes to assume after Closing.

5.7 Conduct of the Business. From the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement, or with the prior consent of Buyer, Seller shall carry on its business and operations in the ordinary course consistent with past practice. During such period, Seller will use its commercially reasonable efforts to (a) preserve the Business intact; (b) keep available to Seller the present services of the employees of Seller, and (c) preserve for itself and Buyer the goodwill of the customers of Seller and others with whom Seller has business relationships.

5.8 Release of Employees. Seller shall terminate the employment of its personnel at the Park in order to permit the Buyer to hire such employees. None of Seller’s employees shall be encumbered by any covenants not to compete or similar covenants following Closing. Prior to Closing, Seller and Buyer shall cooperate to facilitate Buyer’s engagement of such employees following Closing. Nothing herein requires Buyer to hire any employee of Seller.

5.9 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.10 Reserved.

5.11 Supplements to Disclosure Schedule. Seller shall promptly disclose to Buyer in writing any information contained in the representations and warranties or the Disclosure Schedule which is incomplete or no longer correct as of all times after the date of this Agreement until the Closing Date; provided, however that (i) no such notice shall have the effect of curing or correcting any breach of a representation, warranty, agreement or covenant and (ii) Buyer’s right to terminate this Agreement as provided herein shall not be affected by any such notice.

5.12 Access and Investigation. Prior to the Closing Date, upon reasonable notice, Seller will, and shall cause its representatives to (a) afford Buyer and its advisors full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Business, (b) furnish Buyer and its advisors with copies of all such Contracts, permits, books and records and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and its advisors with such additional financial, operating and other relevant data and information as Buyer may reasonably request, (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller and (e) allow Buyer and its representatives reasonable access to inspect the Animal Inventory and the Park.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to consummate the transactions contemplated hereby is subject to the fulfillment or written waiver by Buyer and Seller prior to the Closing Date of each of the following conditions:

(a)No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(b)Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

6.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is also subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the term “material”) or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

(b)Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)Closing Deliveries. Buyer shall have received the closing deliveries listed in Section 0 of this Agreement.

(d)Title Insurance. Title to the Real Property shall have been evidenced by the willingness of a title insurance company reasonably acceptable to Buyer (the “Title Insurer”) to issue an owner’s policy of title insurance to Buyer in the amount of the purchase price hereunder with the endorsements reasonably requested by Buyer that shall include only Permitted Encumbrances and standard policy exceptions and conditions (the “Title Policy”). The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer’s delivery of written commitments or binders, dated as of the Closing Date (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. In connection with the issuance of such Title Policy, Seller shall execute and deliver to the Title Insurer any and all affidavits, instruments, certificates and/or documents as may be reasonably requested by Buyer and/or Title Insurer.

(e)Material Adverse Effect. From the date of this Agreement and the Closing Date, there shall not have occurred any event, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)Loaned/Borrowed Animals. Animals at the Park that are not owned by Seller and are not conveyed hereby are listed in Schedule 6.2(f).

(g)Consents. Buyer shall have received all of the Required Consents, such Consents to be in a form acceptable to Buyer.

6.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is also subject to the fulfillment or written waiver by Seller prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the term “material”) or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

(b)Performance of Obligations of Buyer and Parks. Buyer and Parks shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)Closing Deliveries. Seller shall have received the closing deliveries listed in Section 0 of this Agreement.

ARTICLE VII

CLOSING DELIVERIES OF THE PARTIES

7.1 Closing Deliveries of Seller. At the Closing, Seller shall deliver the following documents to Buyer:

(a)copies of the resolutions (as applicable) of each Seller authorizing the execution, delivery and performance of this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby, certified by a manager, officer or member of each Seller;

(b)a bill of sale, conveying in the aggregate all of the owned personal property of Seller included in the Acquired Assets, duly executed by Seller;

(c)an assignment and assumption of the Assumed Liabilities (the “Assumption Agreement”), duly executed by Seller;

(d)Real Property Deeds in form and substance reasonably satisfactory to Buyer and Seller, together with such other documentation as may be required to effectuate the recordation of said deeds in the applicable real property records with respect to all Real Property;

(e)the execution and closing of the Mineral Rights Purchase Agreement and Mineral Deed;

(f)copies of all the Books and Records as may be requested in writing;

(g)the Phillips Non-Compete;

(h)any and all such other instruments, documents, contracts, assignments, certificates of title, and/or registrations, in form and substance, reasonably satisfactory to the applicable Buyer, as are necessary to vest in the applicable Buyer good and marketable title in and to the Acquired Assets in accordance with the provisions hereof;

(i)a good standing certificate from the Secretary of State of the State of Texas dated within 5 days prior to Closing with respect to each of FCR, Vernell and Aggieland;

(j)the Escrow Agreement;

(k)a properly executed statement from each Seller, and in a form reasonably acceptable to Buyer, for purposes of satisfying Buyer’s obligation under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of Seller; and

(l)any and all subordination agreements, intercreditor agreements, documents or instruments as may be reasonably requested by the Bank.

(m)Evidence of payment to the creditors of Seller designated in Schedule 2.8 directly from the cash portion of the purchase price at closing.

7.2 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver the following to Seller:

(a)the Cash Consideration;

(b)the Escrow Amount, to be deposited with the Escrow Agent pursuant to the Escrow Agreement;

(c)the Note, duly executed by Buyer;

(d)the Assumption Agreement, duly executed by Buyer;

(e)a pledge and security agreement (the “Security Agreement”), made by Buyer in favor of Seller and granting a second priority subordinated lien and security interest in Buyer’s interest in the Mineral Rights and a first priority lien on the animals, such Security Agreement to be in a form reasonably agreeable to the Parties;

(e)certified copies of the resolutions of Buyer board of directors authorizing the execution, delivery and performance of this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby;

(f)the Mineral Rights Purchase Agreement and Mineral Deed;

(g)the Phillips Non-Compete;

(h)the Escrow Agreement; and

(i)such other documents or instruments as are required to be delivered by any Buyer at the Closing pursuant to the terms hereof or that Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

7.3 Form of Instruments. To the extent that a form of any document to be delivered pursuant to this Agreement is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties.

7.4 SEC Filings. Immediately following Closing, Parks shall file a Report on Form 8-K describing this Agreement and the transactions contemplated herein. If this Agreement is executed prior to Closing, Parks will file such a Report on Form 8-K at the time of execution. A copy of this Agreement shall be filed as an exhibit to any such Report on Form 8-K or with any other filing as may be required under any applicable Securities Law.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; POST-CLOSING OBLIGATIONS

8.1 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date; provided, however, that the Fundamental Representations (as defined in Article X) and the obligation to indemnify in respect thereof, shall survive the Closing Date until the expiration of the applicable statute of limitations, after giving effect to any extensions or waivers.

8.2 Indemnification of Buyer Indemnified Parties. Upon the Closing, Seller shall indemnify and hold harmless Buyer, Parks, and their respective officers, directors, Affiliates, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and shall reimburse any Seller’s Indemnified Persons for, all claims (including without limitation Third Party Claims), losses, liabilities, damages, diminutions in value, deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (b) any failure by Seller to perform or comply with any covenant contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (c) an Excluded Liability or an Excluded Asset.

8.3 Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing as promptly as possible, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim (to the extent known) and, if known, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is materially prejudiced thereby.

8.4 Indemnification Limitations. The Buyer Indemnified Parties may not assert any claim for Losses, until the aggregate amount of Losses in respect of such claims equal or exceed $10,000 (the “Threshold”), such Threshold only including individual Losses of $10,000 or greater; provided, however, that the foregoing shall not apply with respect to Losses related to (i) a breach of the representations and warranties set forth in 2.1, 2.3, 2.4, 2.5, 2.16 and 2.21, (ii) fraud or intentional misrepresentation. Thereafter, liability shall be for the full amount of such Losses without regard to the Threshold or to the minimum individual Losses described above.

8.5 Further Assurances. Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to establish or perfect in Buyer, Seller’s rights in the Acquired Assets. Each Party shall use its best efforts to promptly obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental agencies or authorities necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. Seller shall use its best effort to effect an orderly transition of the Seller to Buyer, to maintain the customer and vendor relationships of Seller, and otherwise to provide for the conduct of the Business after the Closing in substantially the manner as the same is being conducted as of the date hereof.

8.6 Use of Name. Seller agrees that, after the Closing Date, they shall not use or employ in any manner, directly or indirectly, use the name “Aggieland” or any derivation thereof as trade names, trademarks, Internet domain names, or in any other manner whatsoever.

8.7 Transfer Tax. Seller shall be solely responsible for payment of any and all transfer, sales, use, bulk sales, recording, registration, documentary, stamp, or other similar Taxes and all conveyance fees, recording charges, and similar fees and charges (including any penalties and interest) incurred in connection with the sale and transfer of the Acquired Assets contemplated by this Agreement. The Parties will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and if required by applicable law, the parties will join in the execution of any such Tax Returns or other documentation.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior the Closing Date as follows:

(a)By the mutual consent of Buyer and Seller.

(b)By Buyer or Seller, in the event of either: (i) a breach by the other party of any representation or warranty contained herein; or (ii) a breach by the other party of any of the covenants or agreements contained herein, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on the breaching party (either (i) or (ii) above being a “Terminating Breach”); provided, however, that the right to terminate this Agreement pursuant to this 0shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition.

(c)In accordance with Section 1.9;

(d)By Buyer or Seller, in the event that transactions contemplated hereby are not consummated by May 15, 2020 except to the extent that the failure of the transactions contemplated hereby to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 0(d).

(e)By either Buyer or Seller if a court of competent jurisdiction or Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggieland Member” shall mean a holder of membership units of Aggieland immediately prior to the Closing Date.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Buyer or its Affiliates relating to, whether in a single transaction or series of related transactions (i) any sale of substantially all assets, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller, (ii) any direct or indirect acquisition or purchase of twenty percent (20%) of any class of Seller’s membership interest, or (iii) any other transaction having a similar effect to those described in clauses (i)-(ii).

“Animal Inventory” shall mean the animals acquired by Buyer pursuant to this Agreement, as more fully described on Section 0 of the Disclosure Schedule.

“Business” shall mean the operation of the Park, and the development of the Mineral Rights.

“Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Charter Documents” means the certificate of incorporation, certificate of formation, bylaws, operating agreement (including all amendments) or similar organizational document.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” is any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.

“Disclosure Schedule” shall mean that certain schedule, dated the date hereof, supplied by Seller to Buyer disclosing certain matters to Buyer.

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws or Environmental Permits by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including, but not limited to, natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq. (herein collectively “CERCLA”); the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (herein, collectively, RCRA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (the “Hazardous Materials Transportation Act”); the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq. (the “Clean Water Act”); the Clean Air Act, as amended, 42 U.S.C. § 7401-7642, (the “Clean Air Act”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (the “Toxic Substances Control Act”), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C § 11001, et seq. (Title III of SARA) (“EPCRA”) and similar or related state and local laws.

“Environmental Permits” means all environmental approvals, permits, licenses, clearances and consents.

“FCR Member” shall mean a holder of membership units of FCR immediately prior to the Closing Date.

“Fundamental Representations” means the representations of Seller as to authorization (Sections 2.3, 2.5, and 2.12), ownership of the Acquired Assets (Section 2.1), financial statements (Section 2.6) and Litigation (Section 2.17).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Hazardous Materials” shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws.

“Knowledge” or “Known” shall mean, with respect to Seller, as concerns any matter in question, the actual knowledge of Wallace S. Phillips, IV (the “Named Officers”) after making due inquiry with respect to such matter.

“Letter of Intent” shall mean that certain Letter of Intent between Parks and Seller and dated as of January 10, 2020, as amended.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort.

“Material Adverse Effect” means, with respect to Buyer or Seller, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Buyer and its Subsidiaries taken as a whole or Seller taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to businesses of the kind and nature conducted by Buyer and Seller, (b) any change in GAAP or regulatory accounting principles generally applicable to businesses of the kind and nature conducted by Buyer and Seller, (c) any change arising or resulting from general industry, economic or capital market conditions that affects Buyer or Seller, as applicable (or the markets in which Buyer or Seller, as applicable, competes) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Seller or Buyer, as applicable, competes, or (d) any act or omission of Seller taken with the prior written consent of Buyer.

“Member” shall mean all of the Aggieland Members the FCR Members and the Vernell Members.

“Mineral Rights Agreement” means that certain [Assignment of Mineral Rights] between Vernell, as the assignor, and Buyer as the assignee.

“Permitted Liens” shall mean: (A) statutory Liens for Taxes that are not yet due and payable or Liens for Taxes being contested in good faith by any appropriate proceedings; (B) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens; and (E) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods.

“Person” shall mean an individual or entity, including a partnership, limited liability Seller, a corporation, an association, a joint stock Seller, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Related Agreements” shall mean the Mineral Rights Agreement, the Phillips Non-Compete, the Promissory Note for the deferred portion of the Purchase Price, the deed or deeds transferring title to the Real Property, the Bill(s) of Sale transferring the Acquired Assets, the Escrow Agreement, assignments of contracts, intellectual property or other assets and such other agreements and certificates entered into or exchanged in connection with the transactions contemplated hereby.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Securities Law” shall mean the Securities Act, the Securities Exchange Act and any other applicable federal, state or local securities law.

“Subsidiary” or “Subsidiaries” means, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party Expenses” shall mean, regardless of when incurred, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all payroll taxes, if any, related to the Purchase Price.

“Vernell Member” shall mean a holder of membership units of Vernell immediately prior to the Closing Date.

10.2 Notices. For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to Buyer and Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

(a)If to Buyer or Parks, to:

Parks! America, Inc.

1300 Oak Grove Road

Pine Mountain, GA 31822

Attn: Dale Van Voorhis, President

E-Mail: dwvanvoo@gmail.com

with a copy to (which copy shall not constitute notice):

Kavinoky Cook LLP

726 Exchange Street, Suite 800

Buffalo, NY 14210

Attn: Jon Gardner

Office: 716-870-4217

E-Mail: jgardner@kavinokycook.com

(b)If to Seller:

Wallace S. Phillips, IV

4490 Castlegate Drive

College Station, Texas 77845

Mobile: 979-229-4850

with a copy to (which copy shall not constitute notice):

Mike Gentry

West, Webb, Allbritton & Gentry, P.C.

1515 Emerald Plaza • College Station, Texas 77845

Ph: (979) 694-7000

Fax: (979) 694-8000

Cell: (979) 255-3103

Mike.Gentry@westwebblaw.com

10.3 Interpretation. The terms of this Agreement are contractual and not mere recitals. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement. The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes. As a result, Section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement. Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase. The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement. As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement; Assignment; Amendment. This Agreement, the Exhibits hereto, the Disclosure Schedule, Letter of Intent, and the Related Agreements (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder. This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

10.6 No Third Party Beneficiaries. The terms of this Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person.

10.7 Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

10.8 Governing Law. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Texas applicable to contracts between residents of the State of Texas to be performed solely in the State of Texas, i.e., without regard to choice of law principles. Any action involving this Agreement shall be brought and maintained solely a state or federal court located in Brazos County, Texas. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Brazos County, Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.11 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (including those set forth in Article VIII) shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.12 Equitable Remedies. Each party agrees that a failure to comply with any provision of this Agreement will cause the other party irreparable harm and that such other party will be entitled to equitable relief, without the necessity of posting a bond, including specific performance, an injunction, a restraining order and/or other equitable relief in order to enforce the provisions of this Agreement, which right is in addition to, and not in lieu of, any other remedy to which such party is entitled under law (including monetary damages).

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed, all as of the date first written above.

SELLERS: AGGIELAND SAFARI, LLC By: /s/ Wallace S. Phillips, IV Name: Wallace S. Phillips, IV Title: Member and Manager

FERRILL CREEK RANCH, LLC By: /s/ Wallace S. Phillips, IV Name: Wallace S. Phillips, IV Title: Member and Manager

VERNELL INVESTMENTS, LLC By: /s/ Wallace S. Phillips, IV Name: Wallace S. Phillips, IV Title: Member and Manager

BUYER PARKS! AMERICA, INC. By: /s/ Dale Van Voorhis Name: Dale Van Voorhis Title: Chief Executive Officer AGGIELAND-PARKS, INC. By: /s/ Dale Van Voorhis Name: Dale Van Voorhis Title: President